COVOL TECHNOLOGIES, INC.

                              List of Subsidiaries
                                 Jurisdiction of

        Name                                     Organization

        Utah Synfuel #1, Ltd.                    Delaware limited Partnership

        Alabama Synfuel #1, Ltd.                 Delaware limited Partnership

        Flat Ridge Corporation                   Utah corporation

        Commonwealth Synfuel, L.L.C.             Utah limited liability company